AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NEW DESIGN CABINETS, INC.

ARTICLE I
NAME

The name of this corporation is NEW DESIGN CABINETS, INC.

ARTICLE II
DURATION

This corporation has perpetual existence.

ARTICLE III
CORPORATION PURPOSES

The purpose which the corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of the Nevada Revised Statutes.

ARTICLE IV
CAPITALIZATION

Section 1: Capital Stock

The total number of shares of capital stock which the corporation shall have authority to issue is 300,000,000 of which (a) 250,000,000 shares shall be Common Stock, par value of $0.001, and (b) 50,000,000 shares shall be Preferred Stock, par value $0.001.

Section 2: Common Stock

Each share of Common Stock issued and outstanding shall entitle the holder thereof to one (1) vote on all matters submitted to the vote of the stockholders. Shares of such Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine. Fully paid shares of Common Stock of this corporation shall not be liable to any further call or assessment. Dividends may be declared and paid on the Common Stock only out of funds legally available therefore. Upon the sale of substantially all of the stock or assets of the corporation or dissolution, liquidation, or winding up of the corporation, whether voluntary or involuntary, after all liquidation preferences payable to any series of Preferred Stock entitled thereto have been satisfied, the remaining net assets of the corporation shall be distributed to the holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock then held by them and the number of shares of Common Stock which the holders of Preferred Stock have the right to acquire upon conversion of the Preferred Stock held by them.

Section 3: Rights of Preferred Stock

The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors.  The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

(i)	the voting powers, if any, of the holders of stock of such series;

(ii)
the rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and if cumulative the terms upon which such dividends shall be cumulative;

(iii)
the price or prices and the time or times at and the manner in which the stock of such series shall be redeemable and the terms and amount of any sinking fund provided for the purchase or redemption of shares;

(iv)	the rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(v)
the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(vi)
any other designations, preferences, and relative participating, optimal or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Articles of Incorporation, and to the full extent now or hereafter permitted by the laws of the State of Nevada.

ARTICLE V
NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE VI
NO CUMULATIVE VOTING

The stockholders of this corporation shall not be entitled to cumulative voting at the election of any directors.

ARTICLE VII
BOARD OF DIRECTORS

The qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the directors shall be prescribed in the Bylaws.

ARTICLE VIII
LIMITATION OF LIABILITY

A director or officer of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director or officer, except for liability of the director or officer (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director or officer, (ii) for conduct violating the Nevada Revised Statutes, or (iii) for any transaction from which the director or officer will personally receive a benefit in money, property or services to which the director or officer is not legally entitled. If the Nevada Revised Statutes are amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or officer, then the liability of a director or officer of this corporation shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as so amended, without any requirement of further action by the stockholders.

ARTICLE IX
INDEMNIFICATION

The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director or officer of the corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding, without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted, to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law. Any repeal or modification of this Article by the stockholders of this corporation shall not adversely affect any right or any individual who is or was a director or officer of the corporation which existed at the time of such repeal or modification.

ARTICLE X
BYLAWS

The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation or adopt new Bylaws.  Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE XI
AMENDMENT TO ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in any manner now or hereafter permitted by law, and all rights and powers conferred herein on the stockholders and directors of this corporation are subject to this reserved power.